EXHIBIT 23.1



                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULES


The Board of Directors and Stockholders
CORT Business Services Corporation and subsidiaries:


The audits referred to in our report dated February 13, 1998 included the related financial statement schedules as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included herein. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements on Form S-3 (No. 33-99008) and on Forms S-8 (Nos. 33-72724, 333-15611, 333-15613) of
CORT Business Services Corporation of our reports dated February 13, 1998, relating to the consolidated balance sheets of CORT Business Services Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which reports appear, or are incorporated by reference, in the December 31, 1997 annual report on form 10-K of CORT Business Services Corporation.





                                            KPMG Peat Marwick LLP

Washington, DC
March 28, 1998